Exhibit 99.1

[LOGO]

Terrea Tamanaha

Primal Solutions, Inc.

(949) 221-8337

(949) 260-1515 Fax

terrea.tamanaha@primal.com

PRIMAL REPORTS PROFITABLE FOURTH QUARTER AND

RESULTS FOR FISCAL YEAR 2002

IRVINE, CA – February 14, 2003 – Primal Solutions, Inc. (OTC Bulletin Board: PSOL.OB), today announced financial and operational results for its fourth quarter and year ended December 31, 2002. Primal is a leading provider of mediation and rating software for communication service providers.

Fourth Quarter 2002 Financial Results

(In millions, except per share data and %)	Q4 2002	Q3 2002	% Change	Q4 2001	% Change
Total Revenue	$1.54	$1.46	5.5%	$2.02	(23.8)%
Gross Margin	$1.07	$0.98	9.2%	$1.29	(17.1)%
Gross Margin %	69%	67%	3.0%	64%	7.8%
Net Income (Loss)	$0.18	$(0.11)	263.6%	$0.36	(50.0)%
Diluted EPS	$0.01	$(0.01)	200.0%	$0.02	(50.0)%
Diluted Shares (for EPS)	20.23	20.13	0.5%	20.41	(0.9)%
Total Cash at end of period	$1.18	$0.32	268.8%	$0.69	71.0%

Revenue for the fourth quarter 2002 improved slightly compared to the third quarter 2002 and declined from the fourth quarter 2001 primarily due to the continuing overall market conditions and the impact on the telecommunications industry. The improvement in net income over the third quarter 2002 was the result of continuing cost reductions during the last six months of 2002, the full effect of which was reflected in the fourth quarter 2002 results. Cash improved by over $860,000 in the quarter ended December 31, 2002, compared to the quarter ended September 30, 2002 primarily due to a significant collection from a customer and a reduction in operating costs.

Fiscal Year 2002 Financial Results

(In millions, except per share data and %)	2002	2001	% Change
Total Revenue	$6.13	$7.46	(17.8)%
Gross Margin	$4.18	$4.27	(2.1)%
Gross Margin %	68%	57%	19.3%
Net Income (Loss)	$(0.46)	$(8.43)	94.5%
Diluted EPS	$(0.02)	$(0.42)	95.2%
Diluted Shares (for EPS)	20.13	20.02	(0.5)%
Total Cash at end of period	$1.18	$0.69	71.0%

Revenue for the year 2002 declined compared to the year 2001 primarily due to overall market conditions and the impact on the telecommunications industry. However, gross margins remained approximately equal on a year-to-year comparison primarily due to continued cost reductions implemented during 2002, an improvement in operating efficiencies associated with implementations of our products, and the elimination of all embedded third-party technology in our products. Net loss for the year 2002 improved compared to the year 2001 primarily due to the decrease of goodwill impairment expense recorded in 2001 as compared to 2002 and continued cost reductions implemented during 2002.

“Given the continued challenges facing the telecommunications market, we are pleased with our progress during 2002,” said Joe Simrell, the newly appointed Chief Executive Officer of Primal. “We improved our gross margin, reduced operating costs, and increased cash balances. Our efforts are now focused on reestablishing growth while achieving sustained profitability.” Primal’s achievements during 2002 underscore this commitment:

•	We added a tier 1 cable operator as a Connect IXC™ customer in the fourth quarter. Connect IXC is our internet-protocol (“IP”) mediation and rating solution targeted at IP service providers that enables usage-based billing for new services without expensive changes or upgrades to existing back office systems.
•	We signed contract renewals with two customers, totaling over $13.5 million, for continuing support and maintenance over a three-year period at approximately the same value as the expiring contracts.
•	We expanded our indirect sales channels by signing agreements with seven infrastructure partners and an international systems integrator.
•	We signed a letter of intent in December 2002 to restructure our debt with our largest note holder to be finalized in first quarter 2003. The first payment under the new terms was accepted by the note holder in January 2003. The restructuring will reduce our debt service costs by deferring principal payments of $1.2 million to the end of 2004.

“Although we see 2003 as a challenging year for the telecommunications market, we plan to continue to position Primal to be an active participant in the opportunities that become available when the market rebounds. Primal is focused on adding new customers and enhancing the value of existing customer relationships by offering our products and services in new ways to support our customers’ new service offerings” said Mr. Simrell.

About Primal

Primal Solutions, Inc. (OTCBB.PSOL.OB) is a provider of operations support systems (OSS) for wired and wireless communications service providers. The company’s technology includes convergent network mediation, rating, customer management and billing solutions. Designed for scalability and flexibility, Primal’s OSS products offer real-time data collection, aggregation, analysis, and billing of services from legacy network infrastructure, IP networks and next-generation mobile networks. The company is headquartered in Irvine, California. Information on Primal and its products can be obtained at www.primal.com <http://www.primal.com>.

Forward-looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of known and unknown risks and uncertainties that may cause the company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These include the company’s historic lack of profitability, end-use customers’ acceptance and actual demand, which may differ significantly from expectations, the need for the company to manage its growth, the need to raise funds for operations, and other risks associated with the regulation of the Internet and the telecommunications industry. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission.

Access IM, Connect RTR and Connect IXC are trademarks of Primal Solutions, Inc. All other product and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.

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Primal Solutions, Inc

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2002	December 31, 2001
ASSETS
Cash	$1,183,322	$687,645
Accounts Receivable, net	394,328	1,298,712
Prepaid Expenses and Other Current Assets	164,349	168,499

Total Current Assets	1,741,999	2,154,856
Property and Equipment, net	822,013	1,203,692
Goodwill, net	592,540	592,540
Other Assets	79,633	79,633

Total Assets	$3,236,185	$4,030,721

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts Payable and other Accrued Liabilities	$668,042	$1,114,107
Deferred Revenue	953,763	837,892
Current portion of capitalized lease obligations	2,502	69,158
Current portion of note payable	193,416	—

Total Current Liabilities	1,817,723	2,021,157
Notes Payable, less current portion	1,803,827	1,931,588

Total Liabilities	3,621,550	3,952,745
STOCKHOLDERS’ EQUITY (DEFICIT)
Common Stock	201,312	201,312
Additional Paid in Capital	11,805,614	11,805,614
Accumulated Deficit	(12,392,291)	(11,928,950)

Net Stockholders’ Equity (Deficit)	(385,365)	77,976

Total Liabilities and Stockholders’ Equity	$3,236,185	$4,030,721

Primal Solutions, Inc

Condensed Consolidated Statement Of Operations

(Unaudited)

	For the Three Months Ended December 31, 2002	For the Three Months Ended December 31, 2001	For the Year Ended December 31, 2002	For the Year Ended December 31, 2001
REVENUE
System Revenue	$578,849	$919,667	$2,140,677	$2,662,917
Services Revenue	966,011	1,105,251	3,987,268	4,802,064

Total Revenue	1,544,860	2,024,918	6,127,945	7,464,981
Cost of Systems	17,740	—	19,987	64,720
Cost of Services	457,567	734,357	1,928,348	3,130,963

Cost of Revenues	475,307	734,357	1,948,335	3,195,683
Gross Margin	1,069,553	1,290,561	4,179,610	4,269,298
OPERATING EXPENSES
Research and Development	278,872	316,195	1,487,402	2,006,627
Sales and Marketing	197,884	206,912	1,125,874	1,366,863
General and Administrative	367,522	347,446	1,860,327	3,182,850
Impairment of goodwill	—	—	—	5,644,620
Loss on lease abandonment	—	—	—	286,013

Total costs and expenses	844,278	870,553	4,473,603	12,486,973

INCOME (LOSS) FROM OPERATIONS	225,275	420,008	(293,993)	(8,217,675)
INTEREST AND OTHER EXPENSE	(45,318)	(58,970)	(167,748)	(204,935)

INCOME (LOSS) BEFORE INCOME TAX BENEFIT	179,957	361,038	(461,741)	(8,422,610)

INCOME TAX BENEFIT	(4,220)	—	1,600	2,451

NET INCOME (LOSS)	$184,177	$361,038	$(463,341)	$(8,425,061)

Earnings Per Share
Shares Used in Computing Basic Earning Per Share	20,131,212	20,131,212	20,131,212	20,021,835
Basic Earnings Per Share	$0.01	$0.02	$(0.02)	$(0.42)
Shares Used in Computing Diluted Earning Per Share	20,231,609	20,405,894	20,131,212	20,021,835
Diluted Earnings Per Share	$0.01	$0.02	$(0.02)	$(0.42)

Note: Effective Jan. 1, 2002, with the adoption of Statement of Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” Primal Solutions, Inc. no longer amortizes goodwill. For comparison, goodwill amortization was $40,000 in the fourth quarter of 2001 and $982,000 for the year ended December 31, 2001.